EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199149) of CNX Midstream Partners LP and in the Registration Statement on Form S-3 (No. 333-215138) of CNX Midstream Partners LP of our report dated February 7, 2018, with respect to the consolidated financial statements of CNX Midstream Partners LP (formerly CONE Midstream Partners LP) included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 7, 2018